Exhibit 10.3

Glenn Fuhrman

c/o Virtru PE LLC

640 Park Avenue, 11th Floor

New York, New York 10065

August 4, 2021

This letter is to confirm the undersigned’s commitment that, through October 1, 2022 if funds are needed by Ajax I (the “Company”) and upon request by the Company, the undersigned will provide loans of up to an aggregate of $467,445.00 to the Company. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated October 27, 2020), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

/s/ Glenn Fuhrman
Glenn Fuhrman